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                                                                    EXHIBIT 8.1
                            HANCOCK & ESTABROOK, LLP
                                Counselors At Law
                                1500 Mony Tower I
                          Syracuse, New York 13221-4976

                                  April 1, 1996



Lipe-Rollway Corporation
7600 Morgan Road
Liverpool, New York 13090

         Re: Merger of Emersub XLI, Inc. into Lipe-Rollway Corporation
             ---------------------------------------------------------

Gentlemen:

         We have acted as your counsel in connection with the proposed merger (the "Merger") of Emersub XLI, Inc. ("Emersub"), a wholly owned subsidiary of Emerson Electric Co. ("Emerson") with and into Lipe-Rollway Corporation ("Lipe-Rollway") pursuant to which the holders of the stock of Lipe-Rollway who do not properly dissent from the Merger will receive common stock of Emerson (the "Emerson Common Stock").

         In rendering this opinion we have relied upon certain written representations made by Lipe-Rollway, Emersub, Emerson and certain of the shareholders of Lipe-Rollway each of even date herewith (the "Representation Certificates"). In addition, we have examined and reviewed the Agreement and Plan of Merger dated April 1, 1996 by and among Emersub, Emerson and Lipe-Rollway and the documents delivered pursuant thereto and have taken such additional steps and reviewed such additional documents and matters as we deemed necessary in order to render our opinion.

         Based on the foregoing, we are of the opinion as follows:

         1.  The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         2. Lipe-Rollway will be a party to the reorganization within the meaning of Section 368(b) of the Code;

         3. No gain or loss will be recognized by Lipe-Rollway on receipt of the assets of Emersub;

         4. Pursuant to Section 354(a) of the Code, no gain or loss will be recognized for federal income tax purposes by the holders of Lipe-Rollway stock on the exchange of their Lipe-Rollway stock for Emerson Common Stock;

         5. Pursuant to Section 358(a) of the Code, the basis of the Emerson Common Stock received in the Merger will equal the basis of the Lipe-Rollway stock exchanged therefore; and

         6. Provided the shares of Lipe-Rollway stock exchanged constitute a capital asset in the hands of the exchanging shareholder, the exchanging shareholders' holding period for the Emerson Common Stock received in the exchange will include his or her holding period for the shares of Lipe-Rollway stock surrendered in exchange therefor pursuant to Section 1223 of the Code.
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Lipe-Rollway Corporation
April 1, 1996
Page 2

         The opinions set forth above are subject to the following qualifications:

         1. We have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

         2. As stated, we have relied, without investigation, as to the matters set forth in the Representation Certificates.

         Please be advised that our opinion is limited to the matters expressly addressed above. No opinion is expressed and none should be inferred as to any other matter including, but not limited to, any state or local tax consequences associated with the Merger. This opinion is intended solely for the use of Lipe-Rollway and, except as expressly provided below, may not be relied upon by any other person or entity and may not be quoted or referred to, in whole or in part, without our prior written approval.

         Please also be advised that we are members of the Bar of the State of New York and in rendering our opinion herein, we are passing on the above matters only so far as they are governed by the present laws of such State and the present federal laws of the United States.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") filed as a Joint Proxy Statement/Prospectus with the Securities Exchange Commission on or about April 2, 1996 in connection with the Merger and to the use of our name under the caption "Legal Matters" in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Merger. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                  Very truly yours,

                                  HANCOCK & ESTABROOK, LLP